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               CONSTRUCTION AND MAINTENANCE AGREEMENT
                           REVISION NO 1

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                                                           5 DECEMBER 1990
                                                                  CANBERRA






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                        TASMAN 2 CABLE SYSTEM



              CONSTRUCTION AND MAINTENANCE AGREEMENT



                           REVISION NO. 1










Certified as a true and
accurate copy of the TASMAN 2 Cable System
Construction and Maintenance Agreement
Revision No. 1


                                                    /s/ J E Spencer
                                                    J E Spencer
                                                    Secretary
                                                    OTC Limited

                                                    17 December 1990


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                             TASMAN 2 CABLE SYSTEM
                    CONSTRUCTION AND MAINTENANCE AGREEMENT
                                REVISION NO. 1

                               TABLE OF CONTENTS


PARAGRAPH NO.      HEADING                                              PAGE NO.
-------------      -------                                              --------
 1.                DEFINITIONS                                              3

 2.                CABLE SYSTEM SEGMENTS                                    5

 3.                PROVISION AND CONSTRUCTION OF SEGMENT B                  6

 4.                PROVISION AND CONSTRUCTION OF SEGMENTS A AND C           8

 5.                OWNERSHIP OF SEGMENTS AND ADDITIONAL PROPERTY            8

 6.                MANAGEMENT COMMITTEE                                     9

 7.                OWNERS PROJECT TEAM                                     11

 8.                DEFINITION OF SEGMENT B CAPITAL COSTS                   12

 9.                ALLOCATION AND BILLING OF SEGMENT B CAPITAL COSTS       13

10.                USE OF SEGMENTS A AND C                                 16

11.                OBLIGATION TO CONNECT THE CABLE SYSTEM WITH             20
                   INLAND SYSTEMS

12.                OBLIGATION TO PROVIDE TRANSITING FACILITIES            20
                   TO EXTEND CABLE SYSTEM CAPACITY

13.                ALLOCATION AND USE OF CAPACITY                          21

14.                EXPANSION OF NOTIONAL CAPACITY                          26

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PARAGRAPH NO.      HEADING                                              PAGE NO.
-------------      -------                                              --------
15.                DECREASE OR INCREASE OF DESIGN CAPACITY                 27

16.                DUTIES AND RIGHTS AS TO OPERATION AND MAINTENANCE       28
                   OF SEGMENTS

17.                OPERATING AND MAINTENANCE COSTS OF SEGMENT B -          31
                   ALLOCATION AND BILLING

18.                SHARING OF CONTRACTUAL OBLIGATIONS AND LIABILITY        32

19.                KEEPING AND INSPECTION OF BOOKS FOR SEGMENT B           34

20.                GOVERNMENTAL APPROVALS                                  35

21.                ASSIGNMENT OF RIGHTS AND OBLIGATIONS                    35

22.                DEFAULT                                                 36

23.                ADMISSION OF ADDITIONAL PARTIES                         37

24.                REPLACEMENT OF AGREEMENT AND RATIFICATION OF
                   PRIOR DECISIONS AND ACTIONS                             38

25.                RESOLUTION OF DISPUTES                                  39

26.                RELATIONSHIP OF PARTIES TO EACH OTHER                   40

27.                PRIVILEGES FOR DOCUMENTS OR COMMUNICATIONS              40

28.                PERIOD OF AGREEMENT AND REALISATION OF ASSETS           40

29.                BILLS, PAYMENTS AND NOTICES                             43

30.                WAIVER                                                  43

31.                EXECUTION OF AGREEMENT AND AMENDMENTS                   44

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PARAGRAPH NO.      HEADING                                              PAGE NO.
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
32.                INTERPRETATION OF AGREEMENT                             44

33.                SUCCESSORS BOUND                                        45

                   TESTIMONIUM                                             45




                                   SCHEDULES


Schedule A - Parties to this Agreement

Schedule B - Voting Interests in the Cable System

Schedule C - Ownership Interests and Allocation of Capital, Operating and
             Maintenance Costs of Segment B; and Proportions of Capital, Operating and Maintenance Costs for Use of Segments A and C.

Schedule D - Assignment of Capacity in Segment B in Half Interests in MAUOs.



                                    ANNEXES


Annex 1    - Terms of Reference of Subcommittees

Annex 2    - Owners Project Team Responsibilities

                             TASMAN 2 CABLE SYSTEM

                     CONSTRUCTION AND MAINTENANCE AGREEMENT

                                 REVISION NO.1


THIS AGREEMENT, made and entered into as of this 5th day of December 1990, between and among the parties signatory hereto (hereinafter collectively called "Parties" and individually called "Party"), which Parties are identified in Schedule A attached hereto and made a part hereof, as it may be amended from time to time in accordance with this Agreement.



                                  WITNESSETH:



WHEREAS

A. Telecommunication services are being provided within the Pacific region and beyond by means of submarine cable, satellite and other facilities; and

B. The Parties propose to supplement such facilities by providing a high capacity optical fibre submarine cable system linking Australia and New Zealand to be known as the TASMAN 2 Cable System (hereinafter called the "Cable System") which will be used to provide telecommunication services between and among points in or reached via Australia and New Zealand; and

C. It is the intention of the Parties to each acquire an investment share in the Cable System corresponding to at least the quantity of MAUOs required to meet their respective needs for the use of the Cable System through the year 2005; and

D. It is the intention of the Parties that the Cable System provide service protection for other cable facilities in the Pacific region in which the Parties have an interest; and

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                                      -2-

E. OTC and Telecom Corporation of New Zealand Limited (hereinafter called "TCNZ") have heretofore entered into an agreement entitled "TASMAN 2 Cable System Construction and Maintenance Agreement" with effect from 25 November, 1988, (hereinafter called "TASMAN 2 C&MA") which set out terms and conditions upon which the Cable System would be provided, constructed, maintained and operated; and

F. In advance of signing the TASMAN 2 C&MA, OTC and TCNZ executed a Memorandum of Understanding (hereinafter called "the MOU") on 17 December 1987 relating to the execution by them of a contract with Tasman Cable Company Pty Limited (hereinafter called "the Supplier") for the provision, laying and installation of Segment B of the Cable System (hereinafter called "the Supply Contract") and simultaneously executed the Supply Contract with the Supplier; and

G. The Supply Contract became effective on 15 December 1988 and was amended by a supplemental agreement made 13 June 1990 (the term "Supply Contract" hereinafter to mean the Supply Contract as so amended); and

H. By an agreement dated 10 November 1989, TCNZ assigned to Telecom Networks and International Ltd. (TNI) all of the benefits and obligations of, inter alia, the TASMAN 2 C&MA effective from 1 April 1989; and

I. OTC and TNI and the other Parties desire that the TASMAN 2 C&MA be replaced in its entirety with this Agreement (the expression "this Agreement" wherever used herein meaning the first revision of the TASMAN 2 C&MA set out in this document) and that the other Parties shall become owners in the Cable System by execution of this Agreement; and

J. Simultaneously with this Agreement, the Supply Contract will be amended to substitute TNI as a party to the Supply Contract in place of TCNZ; and

K. OTC and TCNZ or TNI as the case may be, as parties to the TASMAN 2 C&MA, have made and entered into commitments and agreements relating to the realisation of the object of the TASMAN 2 C&MA and OTC and TNI and the other Parties desire, unconditionally, that the said commitments and agreements

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                                      -3-

shall continue in full force and effect, which desire shall be evidenced by their becoming Parties to this Agreement.

NOW, THEREFORE, the Parties, in consideration of the mutual covenants herein expressed, covenant and agree with each other as follows:

1.   DEFINITIONS

     The following definitions shall apply to certain terms used in this
     Agreement:



     Annexes: Annexes shall be the annexes attached hereto and made a part hereof.

     Basic System Module:      A Basic System Module of the Cable System shall
                               consist of a 139,264,000 bits per second digital
                               line section with interface in accordance with
                               CCITT Recommendation G.703 (Blue Book).

     Cable Landing Point:      Cable Landing Point shall be the beach joint
                               or, if there is no beach joint, the mean high
                               water mark of ordinary spring tides.

     Carrier Parties:          Carrier Parties shall mean all of the Parties
                               other than Transpacific.

     Common Reserve            Capacity in excess of the Notional Capacity and
     Capacity:                 being the difference between the Notional
                               Capacity and the Design Capacity.

     Country: The word "country" as used in this Agreement shall mean a country, territory or place, as appropriate.

     Date of                   The Date of Provisional Acceptance shall be the
     Provisional               date specified in the Certificate of Provisional
     Acceptance:               Acceptance issued in accordance with the Supply
                               Contract.


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
Design Capacity:                The Design Capacity of the Cable System shall be
                                two (2) fibre pairs, each pair providing four
                                (4) Basic System Modules, providing 15,120
                                MAUOs, or any increase or decrease pursuant
                                to Subparagraph 15(a).

Initial Parties:                OTC and TNI.

Management                      Management Committee refers to the TASMAN 2
Committee:                      Cable System Management Committee to be
                                established under Paragraph 6.

Minimum Assignable              A unit designated as the minimum practical
Unit of Ownership:              unit of ownership, allowing the use of
(MAUO)                          73,684.656 bits per second in each direction
                                between System Interface locations. The
                                Minimum Assignable Unit of Ownership (MAUO) in
                                the Cable System shall consist of 64,000
                                usable bits per second and the additional
                                9,684.656 bits per second required for
                                multiplexing each of the 1890 such MAUOs which
                                constitute a Basic System Module and is used
                                for purposes of ownership allocation. Such
                                ownership allocation shall be in terms of half
                                interests in MAUOs allocated to Parties in
                                accordance with Paragraph 13 and Schedule D.

Notional                        The capacity assigned to the Parties as shown
Capacity:                       in Schedule D.

Ready for Service:              Ready for Service (RFS) refers to the date when
(RFS)                           the Parties agree to place the Cable System into
                                operation. For purposes of this Agreement, RFS
                                shall be on or before 1 December 1991 or such
                                other date as may be agreed upon by the
                                Management Committee.

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                                     - 5 -

Schedule:                       Schedules shall be the initial schedules
                                attached hereto and made a part hereof and any
                                written amendments thereto or any schedules
                                substituted therefor in accordance with the
                                provisions of this Agreement.

Supply Contract:                Supply Contract means the contract referred to
                                in Subparagraph 3(a) and recitals F,G and J.

System Interface:               The nominal 140 Megabits per second digital
                                input/output ports on the digital distribution
                                frame (excluding the digital distribution frame
                                itself) where the Basic System Module connects
                                with other transmission facilities or equipment.

2.   CABLE SYSTEM SEGMENTS

     In accordance with the arrangements contained in this Agreement, the Cable System shall be provided, constructed, maintained and operated between Australia and New Zealand and, for the purposes of this Agreement, shall be regarded as consisting of the following segments:

     SEGMENT A:   A cable station at Sydney, Australia.

     SEGMENT B:   The whole of the submarine cable system provided between
     and including the System Interfaces at the cable stations in Australia and New Zealand, and shall also include:

              (i) all transmission, power feeding and special test equipment directly associated with the submersible plant;

              (ii) the power equipment provided wholly for use with the equipment listed in (i) above;

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                                     - 6 -

              (iii) the transmission cable equipped with appropriate repeaters and joint housings between the cable stations; and

              (iv) the sea earth cable and/or the land earth system and the earth electrode system, or an appropriate share thereof, associated with the Cable System power feeding equipment.

     Segment C:  A cable station at Whenuapai, New Zealand.

     Segments A and C shall each consist of:

     (i) an appropriate share of the land and buildings at the specified locations for the cable landing and for the cable route between the cable station and its respective Cable Landing Point and an appropriate share of common services and equipment at each of those locations together with equipment in each of those cable stations solely associated with the Cable System, but which is not a part of Segment B; and

     (ii) multiplex equipment down to the primary level of 2 Mbit/s associated solely and directly with assigned capacity in the Cable System, wherever such multiplex equipment is located.
           In the event such multiplex equipment is located away from the cable station, the cable station provider shall be solely responsible for the entire cost of the provision and maintenance of adequate connecting facilities between the cable station and the location of the multiplex equipment.

3.   PROVISION AND CONSTRUCTION OF SEGMENT B

     (a) The provision and construction of Segment B shall be through the Supply Contract between OTC and TNI with Tasman Cable Company Pty Limited.


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                                     -7-

     (b) Each of the Initial Parties shall hold in trust for the Parties in the separate percentages set forth in Schedule C all the rights, benefits, privileges, claims, entitlements, commitments, covenants, warranties, guarantees, indemnities, conditions, promises, agreements or undertakings created by or arising out of or in connection with the Supply Contract or made or given by the Supplier to the Initial Parties pursuant to the Supply Contract and any monies paid to the Initial Parties pursuant to or arising out of or in connection with the Supply Contract.

     (c) Each of the Parties shall be entitled on request to receive a copy of the Supply Contract, subject to the acceptance by each such Party of any reasonable conditions of confidentiality imposed by the Supply Contract.

     (d) In the event that Segment B fails to meet the specifications referenced in the Supply Contract for its provision, fails to provide the specified capacity, or is not engineered, provided, installed and ready in sufficient time to meet the Date of Provisional Acceptance, or if the Supplier is otherwise in material breach of the Supply Contract, the Initial Parties shall take such actions as may be necessary to exercise the rights and remedies available under the terms and conditions of the Supply Contract. Such actions by the Initial Parties shall be subject to any direction deemed necessary by the Management Committee.

     (e) The Initial Parties shall not be liable to any other Party for any loss or damage sustained by reason of the Supplier's failure to perform in accordance with the terms and conditions of the Supply Contract, or as a result of the Cable System not being ready for provisional acceptance on or before the date specified in the Supply Contract, or if the Cable System does not perform in accordance with the technical specifications and other requirements of the Supply Contract, or if the Cable System is not placed into operation. The Parties recognise that the Initial Parties do not guarantee or warrant
          (i) the performance of the Supply Contract by the Supplier, (ii) the performance or reliability of Segment B of the Cable System, or (iii) that the Cable System will be placed into operation; and the Parties hereby agree that nothing in this Agreement shall be construed as such a warranty or guarantee.

4.   PROVISION AND CONSTRUCTION OF SEGMENTS A AND C

     (a) Segment A of the Cable System shall consist of the appropriate share of the existing cable station at Sydney and shall be provided and made available by OTC for use in accordance with Paragraph 10.

     (b) Segment C of the Cable System shall consist of an appropriate share of a new cable station at Whenuapai to be designed, provided, constructed and installed, or caused to be designed, provided, constructed and installed, by TNI and shall be made available by TNI for use in accordance with Paragraph 10.

     (c) OTC in respect of Segment A and TNI in respect of Segment C shall each make available to the other Parties any reasonable information required by the Parties relating to the provision, construction or installation of those Segments, subject to any reasonable conditions of confidentiality imposed by the respective owners of those Segments.

5.   OWNERSHIP OF SEGMENTS AND ADDITIONAL PROPERTY

     (a)  Segment A of the Cable System shall be owned by OTC.

     (b) Segment B of the Cable System shall be owned by the Parties in common and undivided shares, in the proportions set forth in Schedule C. Ownership of Segment B shall vest in the Parties upon ownership vesting in the Initial Parties in accordance with the Supply Contract.

     (c)  Segment C of the Cable System shall be owned by TNI.

     (d) In this Agreement, references to any segment of the Cable System, however expressed, shall be deemed to include, unless the context otherwise requires, additional property incorporated therein by agreement of the Parties. Each segment shall be regarded as including its related spare and standby units and components including, but not limited to, submersible repeaters, cable lengths and terminal equipment.

6.   MANAGEMENT COMMITTEE

     (a) The Parties shall form a TASMAN 2 Cable System Management Committee (herein referred to as the "Management Committee") as the successor to the management committee established pursuant to the TASMAN 2 C&MA. The Management Committee shall consist of one representative of each of the Parties to this Agreement. Except as otherwise provided in this Agreement, the Management Committee shall make all decisions necessary on behalf of the Parties to effect the purposes of this Agreement. The Management Committee shall elect a Chairman from among its members.

     (b) Decisions may be made by the Management Committee by resolution at meetings or by correspondence and shall be subject, in the first place, to consultation among the designated representatives of the Parties who shall make every reasonable effort to reach agreement with respect to matters to be decided. However, in the event agreement cannot be reached, with the exception of those matters to be determined pursuant to Subparagraphs 13(q), 15(a) and 23(b), the decision will be carried on the basis of a vote of at least three
          (3) Parties representing a simple majority of the total voting interests of the Parties as specified in Schedule B. A member of the Management Committee representing more than one Party shall separately cast the votes to which each Party it represents is entitled.

     (c) Two or more Parties may designate the same person to serve as their representative at specific meetings of the Management Committee and its subcommittees established pursuant to Subparagraph 6(e). The Management Committee will meet at the request of the Chairman or one or more Parties representing at least 5% of the total voting interests specified in Schedule B. The Chairman shall cause at least 30 days advance notice of all meetings to be given in writing to each of the Parties, which notice shall include a draft agenda. In cases of emergency, such period of notice may be reduced if Parties representing at least 75% of the total voting interests so agree. Discussion documents for each meeting should be made available to members 14 days before the meeting but the Management Committee may agree to discuss papers distributed less than 14 days before a meeting.

     (d) No decision of the Management Committee or its subcommittees or any other group established by the Management Committee shall override any provisions of this Agreement.

     (e) The Operations and Maintenance Subcommittee (hereinafter called "O&M Subcommittee") and the Financial and Administrative Subcommittee (hereinafter called "F&A Subcommittee") and all other subcommittees or other groups established pursuant to Subparagraph 6(e) of the TASMAN 2 C&MA to assist the management committee in the performance of the duties and responsibilities assigned to it under the TASMAN 2 C&MA are hereby confirmed and shall continue to act for the purposes for which they were so established. The O&M Subcommittee and the F&A Subcommittee, under the direction of the Management Committee, shall be responsible for their respective areas of interest listed in Annex 1 and any other areas of interest designated by the Management Committee. Likewise, the Management Committee may establish other subcommittees or other groups as it considers necessary to assist in the performance of its responsibilities.

          Subcommittees shall meet at least once annually and more frequently if necessary, until two years following the RFS date and thereafter as may be appropriate. Meetings of a subcommittee may be called to consider specific questions at the discretion of its Chairman or whenever requested by one or more Parties representing at least 5% of the voting interests specified in Schedule B. The respective Chairman of each subcommittee, or a designated representative of each subcommittee, shall attend Management Committee meetings and meetings of each other subcommittee in an advisory capacity as necessary. On or about two years after RFS, the Management Committee shall determine whether any of its subcommittees should remain in existence. If the Management Committee determines that one or more of its subcommittees shall not remain in existence, the responsibilities assigned to a subcommittee whose existence has been terminated under this Subparagraph 6(e) shall revert to the Management Committee.

7.   OWNERS PROJECT TEAM

     (a) The Owners Project Team established under the TASMAN 2 C&MA to undertake the on-going tasks of coordinating and managing the overall construction of the Cable System is hereby confirmed and shall continue to act for the purposes for which it was so established. The Owners Project Team shall consist of representatives from the Initial Parties. A Project Controller shall be appointed by OTC and a Deputy Project Controller shall be appointed by TNI, provided that any persons so appointed under or pursuant to the TASMAN 2 C&MA shall be deemed to have been appointed pursuant to this Agreement. The Owners Project Team shall be chaired by the Project Controller who shall also act as its coordinator and spokesman.

     (b) The responsibilities of the Owners Project Team are contained in Annex 2. Upon termination of existence of the Owners Project Team, the Management Committee shall determine the need for any assignment of residual responsibilities to another group under this Agreement.

     (c) No decision of the Owners Project Team shall override any provisions of this Agreement.

8.   DEFINITION OF SEGMENT B CAPITAL COSTS

     (a) Capital costs, as used in this Agreement, refers to costs incurred in engineering, providing and constructing Segment B, or causing it to be engineered, provided and constructed, or to laying or causing to be laid cables, repeaters and joint housing, or to installing or causing to be installed cable system equipment, and shall include:

          (i) appropriate costs, including financial charges attributable to other Parties' shares of such costs, incurred by OTC and TCNZ or TNI as the case may be in respect of specific activities such as desk top surveys, marine surveys and cable system development activities required to be undertaken prior to entry into force of the TASMAN 2 C&MA;

          (ii)   those costs payable to the Supplier under the Supply Contract;


          (iii) those costs directly incurred by OTC and TCNZ or TNI as the case may be which shall be fair and reasonable in amount and not included in the Supply Contract, and which have been directly and reasonably incurred for the purpose of, or to be properly chargeable in respect of, such engineering, provision, construction, installation and laying of Segment B, including, but not limited to, the costs of engineering, design, materials, manufacturing, procurement and inspection, installation, removing
                (with appropriate reduction for salvage), cable ship and other ship costs, route survey, burying, testing associated with laying or installation, customs duties, taxes (except income tax imposed upon the income of a Party), financial charges attributable to other Parties' shares of costs incurred, supervision, billing activities, overheads and insurance or a reasonable allowance in lieu of insurance if such Party elects to carry a risk itself, being a risk which is similar to one against which the Supplier has insured or against which insurance is usual or recognised or would have been reasonable; and

         (iv)   interest during construction.

    (b) Such costs shall exclude all costs incurred by the Parties in holding Management Committee meetings and meetings of the subcommittees established pursuant to Subparagraph 6(e) or the attendance by the Parties' representatives at such meetings.

9.  ALLOCATION AND BILLING OF SEGMENT B CAPITAL COSTS

    (a) The total capital costs of Segment B, including any additional work or property incorporated in Segment B subsequent to RFS by agreement of the Parties, shall be borne by the Parties in the proportions set forth in Schedule C.

    (b) OTC and TNI shall promptly render bills for the capital costs of Segment B to each Party for payment by such Party of its pro rata share of such costs in accordance with Schedule C. Such bills shall not be rendered more frequently than once a month and shall contain a reasonable amount of detail to substantiate them. On receipt of such bills, each Party shall pay to OTC and TNI the amounts specified in the bills by the last day of the calendar month which follows the calendar month in which the bill was rendered. In the case of bills containing costs billed on an estimated basis, appropriate adjustments will be made in subsequent bills promptly after the actual costs involved are determined.

    (c) As soon as practicable after RFS, the amount of each Party's share of the costs of Segment B shall be computed by OTC and/or TNI, as appropriate, each of which shall make appropriate adjustments and render any necessary bills or arrange for any necessary refunds by way of final settlement in order that each Party may bear its proper share of the costs as provided in this Paragraph 9.

    (d) If, subsequent to RFS, additional property or equipment is incorporated in the Cable System by agreement of the Management Committee, the costs thereof shall be borne by the Parties in the proportions as set forth in Schedule C.

    (e) For purposes of this Agreement, financial charges shall be computed at a rate equal to the lowest publicly announced prime overdraft rate in the currencies of Australia and New Zealand, as applicable, charged by the following banks on the fifteenth day of the month in which the costs were incurred by the billing Parties:

         (i)    BILLS RENDERED BY OTC:

                Westpac Banking Corporation, Sydney.

         (ii)   BILLS RENDERED BY TNI

                Bank of New Zealand, Wellington.

    (f) Amounts billed and not paid when due shall accrue extended payment charges from and including the day following the day on which payment was due until paid. For purposes of this Agreement, paid shall mean that the funds are available for immediate use by the recipient. For purposes of this Agreement, extended payment charges shall be computed at rates equal to 125% of the relevant rates for financial charges as defined in Subparagraph 9(e) on the day following the day on which payment was due.

    (g) In the event that applicable law does not allow the imposition of financial charges or extended payment charges at the rates established in accordance with Subparagraphs 9(e) or 9(f) respectively, financial charges and extended payment charges shall be at the highest rates permitted by applicable law, which in no event shall be higher than the rates computed in accordance with Subparagraphs 9(e) or 9(f), as appropriate.

    (h) A bill shall be deemed to have been accepted by the Party to whom it is rendered if that Party does not present a written objection before the date when payment is due. If such objection is filed, all Parties concerned shall make every reasonable effort to settle promptly the dispute concerning the bill in question. If the objection is sustained and the objecting Party has paid the disputed bill, the amount of overpayment agreed upon shall be refunded promptly to the objecting Party by the Party by or for whom the bill was rendered, together with any financial charges calculated thereon at the relevant rate determined in accordance with Subparagraph 9(e) from and including the date of payment of the bill to the date on which the refund is transmitted to the objecting Party. If the objection is not sustained and the objecting Party has not paid the disputed bill, said Party shall pay such bill promptly together with any extended payment charges calculated thereon at the relevant rate determined in accordance with Subparagraph 9(f) from and including the day following the day on which payment of the bill was due until paid. Nothing in this Subparagraph 9(h) shall relieve a Party from paying those parts of a bill that are not in dispute.

     (i) Credits for refunds of appropriate financial charges and bills for extended payment charges will not be rendered if the amount of charges involved is less than one hundred dollars Australian for credits or bills rendered by OTC or one hundred dollars New Zealand for credits or bills rendered by TNI.

10.  USE OF SEGMENTS A AND C

     (a) Each Party which has no ownership interest in Segments A and C shall be permitted to use Segments A and C, including any additions thereto, to the extent required for the purpose of using the Cable System and carrying on the related activities at those locations in accordance with this Agreement. Such use will be deemed to commence from RFS or from the date a Party first places any of its capacity into operation, whichever occurs first, and shall continue for the duration of this Agreement.

     (b) For the use of Segments A and C, the Parties shall pay OTC and TNI respectively an amount calculated by reference to the capital costs reasonably incurred in providing Segments A and C and periodic charges based upon the costs of maintenance, supervision and operation, in the proportions specified in Schedule C. Where the use of Segments A and C or of certain equipment situated therein, such as power supply or testing and maintenance equipment, is shared by the Cable System and other communications systems terminating at Segments A and C, the capital, operating, maintenance and supervision costs of such shared cable stations or equipment (not solely attributable to a particular communications system or systems) will be allocated among the systems involved in the proportions in which they use the shared equipment or facility. For such purposes, use of a shared cable station or of shared cable station equipment therein attributable to a particular system shall be determined on the basis of the ratio of: (1) the installed cost of the cable station equipment (excluding shared equipment) associated with the particular cable system to (11) the installed cost of the cable station equipment (excluding shared equipment) associated with all systems, including the Cable System, which make use of the shared facility.

     (c) Capital costs, as used in this Paragraph 10 with reference to the provision of Segments A and C, including land, access roads, cable rights-of-way, ducts and buildings located at Segments A and C, or causing them to be provided and constructed, or to installing or causing to be installed Segments A and C equipment, shall include all expenditures incurred which shall be fair and reasonable in amount and either to have been directly and reasonably incurred for the purpose of, or to be properly chargeable in respect of, such provision, construction and installation, including, but not limited to, the purchase costs of land, building costs, amounts incurred for development, engineering, design, materials, manufacturing, procurement and inspection, installation, removing (with appropriate reduction for salvage), testing associated with installation, customs duties, taxes (except income tax imposed upon the income of a Party), financial charges attributable to other Parties' shares of costs, supervision, billing activities, overheads and insurance or a reasonable allowance in lieu thereof. Losses against which insurance was not provided, or for which an allowance in lieu thereof was not provided, or for which an allowance in lieu thereof was not taken, shall constitute capital costs. Operating and maintenance costs for Segments A and C, as used in this Paragraph
          10, shall include costs reasonably incurred in operating and maintaining the facilities involved, including, but not limited to, the cost of attendance, testing, adjustments, repairs and replacements, customs duties, taxes (except income tax imposed upon the income of a Party) paid in respect of such facilities, billing activities, administrative costs, financial charges attributable to other Parties' shares of costs, and costs and expenses reasonably incurred on account of claims made by or against other persons in respect of such facilities or any part thereof and damages or compensation payable by OTC and TNI on account of such claims. Costs, expenses, damages, or compensation payable to OTC and TNI on account of claims made against other persons shall be shared by the Parties in the same proportions as they share the costs of operating and maintaining Segments A and C.

     (d) In the event that the cable station located at Segment A or the cable station located at Segment C is not available for the landing and termination of the Cable System for any reason, OTC or TNI as appropriate, with the agreement of the other Parties, shall take all necessary measures to ensure that another suitable cable station will be available for the Cable System for the duration of this Agreement on fair and equitable terms.

     (e) In the event of a sale or other disposition of Segment A or Segment C or part thereof prior to the termination of this Agreement, OTC or TNI as appropriate shall share with the other Parties any net proceeds, or costs, of such sale or disposition received, or expended, by OTC or TNI, to the extent allocable to the Cable System, in the proportions specified in Schedule C at the time of the sale or disposition.

     (f) Subject to Subparagraph 10(e), nothing contained in this Agreement shall be deemed to vest in any Parties other than OTC and TNI, any salvage rights in Segments A and C or any cable stations substituted therefor.

     (g) OTC and TNI shall keep and maintain such books, records, vouchers, and accounts of all costs that are incurred in the design, engineering, provision, construction and installation, as appropriate, of Segments A and C for a period of three (3) years from RFS or the date the work is completed, whichever is later.

(h) With respect to operating and maintenance costs of Segments A and C, such books, records, vouchers and accounts of costs, as are relevant, shall be kept and maintained by OTC and TNI for a period of three (3) years from the date on which the corresponding bills to the Parties are rendered.

(i) In keeping and maintaining books, records, vouchers, and accounts of costs pursuant to Subparagraphs 10(g) and 10(h), OTC and TNI shall afford the other Parties the right to review or audit said books, records, vouchers, and accounts of costs. In affording the right to review or audit, OTC and TNI shall be permitted to recover, from the Party or Parties requesting the review or audit, the entire cost reasonably incurred in complying with the review or audit.
     Such right of review and audit pursuant to this Subparagraph 10(1) shall only be exercisable through the F&A Subcommittee in accordance with the F&A Subcommittee's audit procedures.

(j) After RFS the Management Committee shall arrange for a final audit to be conducted by the F&A Subcommittee. The costs of such audit shall be borne by the Parties in the proportions specified in Schedule C.

(k) In respect of bills rendered pursuant to this Paragraph 10, each Party shall pay OTC or TNI as appropriate, in the currency in which the bill is rendered, the amount owed by the end of the calendar month following the calendar month in which the bill was rendered. In the case of bills containing costs billed on a preliminary basis, appropriate adjustments will be made in subsequent bills promptly after the actual costs involved are determined.

(l) Amounts billed pursuant to this Paragraph 10 and not paid when due shall accrue extended payment charges from and including the day following the day on which payment was due until paid, said charges to be computed and applied in accordance with Subparagraphs 9(f) and 9(g).

(m) The billing procedures specified in Subparagraphs 9(h) and 9(i) shall be applicable to all bills rendered pursuant to this Paragraph 10.

11.  OBLIGATION TO CONNECT THE CABLE SYSTEM WITH INLAND SYSTEMS

     Each of the Parties, at its own expense, on or before RFS shall do, or cause to be done, all such acts and things as may be necessary within its operating territory to provide and maintain throughout the period of this Agreement suitable connection of capacity in, or of capacity connected with capacity in, the Cable System with appropriate inland communications facilities in its operating territory.

12.  OBLIGATION TO PROVIDE TRANSITING FACILITIES TO EXTEND CABLE SYSTEM
     CAPACITY

     Each of the parties shall use its best endeavours to furnish and maintain, or cause to be furnished and maintained, in efficient working order, for Carrier Parties not from that Party's country, and for telecommunications entities not from that Party's country that are not Parties but which are permitted to use capacity in the Cable System, for the duration of this Agreement, such facilities in its respective country as may be suitable and reasonably required by such other Parties and telecommunications entities for the purpose of handling communications transiting its respective country subject to the following conditions:

        (i)   such facilities shall be suitable for the intended use;

        (ii) the use of the facilities shall not cause interference to other users of the facilities; and

        (iii) the facilities shall be furnished and maintained on terms and conditions which are no less favourable than those granted to other telecommunications entities for transmission facilities of similar type, routing and quantity transiting the location involved. Such terms and conditions shall not be inconsistent with applicable governmental regulations in the location in which the facilities are located.

No Party shall be required under this Agreement to furnish such facilities in its country to other Carrier Parties or telecommunications entities not Parties from its respective country. The provision of facilities pursuant to this Paragraph 12 shall be the subject of separate agreements acceptable to the affected parties.

13.  ALLOCATION AND USE OF CAPACITY

     ASSIGNMENT OF NOTIONAL CAPACITY

(a) The Notional Capacity in Segment B shall be assigned to the Parties in accordance with Schedule D. Such assignments represent the intended capacity requirements of the Parties through at least the year 2005.

(b) Capacity jointly assigned to two Parties shall be considered as consisting of two half interests in a MAUO, with each half interest assigned to one of the two Parties involved. Such capacity is assigned to the Parties for the provision of telecommunications services between such Parties.

(c) Capacity wholly assigned to one Party shall be considered as consisting of two half interests in a MAUO, with both half interests assigned to one Party. Such capacity is assigned to the Party for provision of telecommunications services between such Party and other identified telecommunications entity(ies) not Party(ies) or between two identified telecommunications entities not Parties.

     ARRANGEMENT OF NOTIONAL CAPACITY

     (d) Capacity of 30 or more MAUOs jointly assigned between any two Parties or wholly assigned to a Party shall, if required by the Party or Parties concerned, be initially arranged so as to ensure complete fascicles of 30, 90, 630 or 1890 MAUOs in the smallest number of fascicles possible. In addition, one or more Parties assigned in the aggregate 30, or more than 30, MAUOs in the Cable System may, by agreement with the Parties to whom such capacity is jointly assigned, combine their MAUOs to avail themselves of the right afforded in this Subparagraph 13(d) with respect to the initial arrangement of capacity.

     (e) Capacity of 90 MAUOs, or multiples of 90 MAUOs, jointly assigned between any two Parties or wholly assigned to a Party, or in combination with one or more Parties as provided in Subparagraph 13(d), may be operated, by agreement with such Parties, at a rate of 6,312,000 bits per second with up to four component modules operating at 1,544,000 bits per second each containing up to twenty-four 64,000 usable bits per second channels. The resulting higher number of 64,000 usable bits per second channels shall not constitute an increase in the Cable System capacity for purposes of ownership and cost allocation.

     (f) When, on a partially used channel operating at 6,312,000 bits per second, the placement of 1,544,000 bits per second component modules conflicts with the placement of 2,048,000 bits per second component modules, the latter shall take precedence.

     (g) Subsequent to the initial arrangement of capacity as provided in Subparagraph 13(d), capacity in the aggregate of 30, or more than 30, MAUOs assigned to one or more Parties may be rearranged, if so requested by such Parties, so far as reasonably possible, to ensure complete fascicles of 30, 90, 630 or 1890 MAUOs in the smallest number of such fascicles possible, provided:

          (i) the agreement of the relevant cable station owner is obtained which agreement shall not be unreasonably withheld;

         (ii) the agreement of other Parties with assigned capacity that would be affected by the proposed rearrangement is obtained which agreement shall not be unreasonably withheld; and

        (iii) all costs arising from the proposed rearrangement are first paid by the Parties requesting it.

     DISPOSITION OF NOTIONAL CAPACITY

     (h) Prior to RFS, a Party to whom capacity is wholly assigned, in accordance with Subparagraph 13(c), may make half interests in such capacity available to additional Parties in such quantity at least equal to a half interest in one MAUO on a transfer of ownership basis provided that the additional Party(ies) is(are) the identified telecommunications entity(ies) pursuant to Subparagraph 13(c). At any time, a Party may make half interests in such wholly assigned capacity available to the identified telecommunications entities pursuant to Subparagraph 13(c) in such quantity at least equal to a half interest in one MAUO on such basis, other than by transfer of ownership interest, as they may agree.

     (i) A Party may make interests in any of the capacity jointly assigned to it pursuant to Subparagraph 13(b) available to other Parties or telecommunications entities not Parties (hereinafter referred to as "non-Parties") that are located within the same country as such Party, in such quantity at least equal to a half interest in one MAUO and on such basis as that Party and the other Party or non-Party concerned may agree other than, in the case of any non-Party, by transfer of ownership interest.

     (j) A Party whose initial joint assignment of capacity with another Party does not exceed 30 MAUOs may make its interests in any of the capacity jointly assigned with the other Party available to non-Parties for service with the other Party, in such quantity at least equal to a half interest in one MAUO and on such basis, other than by transfer of ownership interest, as that Party and the non-Parties concerned may agree.

     (k) Except as provided in Subparagraphs 13(h), 13(i) and 13(j), no Party may make any interests in any of the capacity assigned to it available on any basis to other Parties or to non-Parties until the Notional Capacity has been expanded to the Design Capacity, except with the agreement of all the Parties. After the Notional Capacity has been expanded to the Design Capacity, any Party may make interests in any of the capacity assigned to it available to other Parties or to non-Parties, in such quantity at least equal to a half interest in one MAUO and on such basis as that Party and the other Party or non-Party concerned may agree other than, in the case of any non-Party, by transfer of ownership interest and, in the case of transfer of ownership interest to another Party, subject to the approval of the Management Committee.

     (l) Where capacity is jointly assigned in accordance with Subparagraph 13(b), neither Party may make interests in such capacity available to other Parties or to non-Parties without the consent of the other Party to whom the capacity is jointly assigned, which consent will not be unreasonably withheld.

     (m) In the event of any transfers of ownership between Parties pursuant to this Paragraph 13, payments will be made as may be agreed between the affected Parties and Schedules B, C and D shall be modified as appropriate.

     OPTIMISATION OF NOTIONAL CAPACITY ASSIGNMENTS

     (n) The communications capability of any capacity assigned in Schedule D may be optimised by the Party or Parties to whom such capacity is assigned by the use of equipment which will more efficiently use such capacity, provided that the use of such equipment does not cause an interruption of, or interference to, the use of any other capacity in the Cable System or prevent the use of similar equipment by other Parties. A Party to whom capacity is assigned shall permit the use of such equipment by a telecommunications entity to which such Party has made available the use of any such capacity, provided that such entity agrees that its use of the equipment will satisfy the conditions set forth in this Subparagraph 13(n). Such equipment, if used, shall not constitute a part of the Cable System.

     ALLOCATION AND UTILISATION OF COMMON RESERVE CAPACITY

     (o) The Common Reserve Capacity shall be held by the Parties in common and undivided shares in the same proportion as their percentage interests are set forth in Schedule C.

     (p) A proportionate share of the Common Reserve Capacity up to the equivalent capacity limit represented by its respective percentage interests pursuant to Subparagraph 13(o) may be temporarily allocated to a Party for utilization without charge for purposes of restoration of telecommunications services provided by that Party. The utilization of Common Reserve Capacity for purposes of restoration, other than as specifically provided for in this Subparagraph 13(p), shall require the concurrence specified in Subparagraph 13(q). This Subparagraph 13(p) shall not be construed as assuring the availability for Common Reserve Capacity for restoration nor shall it be construed as requiring the provision of any additional facilities. Any additional costs shall be borne by Party(ies) using the Common Reserve Capacity for restoration pursuant to this Subparagraph 13(p). This Subparagraph 13(p) shall also not be construed as precluding the Parties from agreeing to the establishment of broad-based restoration arrangements using Common Reserve Capacity.

     (q) The Management Committee may authorize the temporary use of Common Reserve Capacity for temporary or occasional purposes, including restoration, if the concurrence of at least 75% of the total voting interests of the Parties is obtained which must include the concurrence of the owners of Segments A and C, in recognition of the potential technical, financial and operational impact on cable station operations. With such concurrence, the Management Committee may establish procedures, and the terms and conditions applicable, including payment of any reasonable additional costs incurred by the owners of Segments A and C in connection with such use of Common Reserve Capacity. Any procedures determined by the Management Committee pursuant to this Subparagraph 13(q) may also include arrangements for the administration of the utilization of the Common Reserve Capacity.

     (r) The Management Committee shall accord priority to increases in Notional Capacity pursuant to Paragraph 14 over any utilisation of Common Reserve Capacity pursuant to Subparagraphs 13(p) and 13(q).

14.  EXPANSION OF NOTIONAL CAPACITY

     Subject to the approval of the Management Committee, the Notional
     Capacity of the Cable System may be increased at the request of any Party or for the admission of additional Parties pursuant to Paragraph 23. In the event of an increase in the Notional Capacity, financial adjustments will be made between and among the Parties as necessary to adjust their contributions to the costs of the Cable System based on an expanded Notional Capacity and Schedules B, C and D shall be appropriately modified. The terms and conditions, including pricing arrangements, for increasing the Notional Capacity shall be determined by the Management Committee.

15.  DECREASE OR INCREASE OF DESIGN CAPACITY

     (a) If, subsequent to RFS, the Design Capacity of Segment B is increased or decreased pursuant to agreement of the Parties, or otherwise, the additional or reduced Design Capacity will be added to or subtracted from the Common Reserve Capacity. The Management Committee shall have authority to increase the Design Capacity of the Cable System with the concurrence of at least 75% of the total voting interests of the Parties which must include the concurrence of the owners of Segments A and C, in recognition of the potential technical, financial and operational impact on cable station operations.

     (b) In the event that the capacity which Segment B is capable of providing upon RFS, or such other date as the Parties may agree, is less than the Notional Capacity, or in the event that the capacity which Segment B is capable of providing during the term of this Agreement is reduced below the Notional Capacity as a result of physical deterioration or for other reasons beyond the control of the Parties, the capacity assigned to the Parties in accordance with Schedule D shall be reduced in the proportions in which the capacity provided was assigned to the Parties immediately preceding such decrease in capacity. The assignment of fractional interests in capacity less than a half interest in one MAUO resulting from such reductions shall be determined by agreement of the Parties.

     (c) In the event of such a decrease of Design Capacity as provided for in Subparagraph 15(b), payments will be made between and among the Parties as necessary to adjust the contribution to the capital costs of the Cable System theretofore made by each Party to reflect any Party's revised assignment of capacity. Such payments will be based on terms and conditions to be determined by the Management Committee. In addition, appropriate adjustments will be made in each Party's share of the capital costs and of the operating and maintenance costs relating to Segment B thereafter incurred to reflect that Party's revised assignment of capacity in the Cable System. In each such case, Schedules B, C and D shall be appropriately modified.16.

16.  DUTIES AND RIGHTS AS TO OPERATION AND MAINTENANCE OF SEGMENTS

     (a) OTC shall be responsible for the operation and maintenance of Segment A and that portion of Segment B between the System Interface at the cable station at Sydney and its respective Cable Landing Point. OTC shall use all reasonable efforts to maintain Segment A and said portion of Segment B, or to cause Segment A and said portion of Segment B to be maintained, economically and in efficient working order.

     (b) TNI shall be responsible for the operation and maintenance of Segment C and that portion of Segment B between the System Interface at the cable station at Whenuapai and its respective Cable Landing Point. TNI shall use all reasonable efforts to maintain Segment C and said portion of Segment B, or to cause Segment C and said portion of Segment B to be maintained, economically and in efficient working order.

     (c) OTC and TNI shall be jointly responsible for the operation and maintenance of Segment B except those portions of Segment B between the appropriate System Interfaces at the cable stations at Sydney and Whenuapai and their respective Cable Landing Points. Such joint responsibility shall be apportioned between OTC and TNI as those Parties may mutually agree. OTC and TNI, for the purposes of Paragraphs 16 and 17 called the "Maintenance Authorities", shall perform their responsibilities in a manner consistent with applicable international cable maintenance agreements and shall use all reasonable efforts to maintain or to cause to be maintained economically said portion of Segment B in efficient working order and with an objective of achieving effective and timely repairs when necessary. The Maintenance Authorities shall have the right to deactivate Segment B, or any part thereof, in order to perform their duties. Prior to such deactivation, reasonable notice shall be given to, and coordination shall be made with, the other Parties. To the extent possible, sixty days prior to initiating action, the Maintenance Authority involved shall advise the other Parties in writing of the timing, scope and costs of significant planned maintenance operations or arrangements; of significant changes to existing operation and maintenance methods; and of contractual arrangements for cable ships or other maintenance facilities or devices that will have a significant impact on operation or maintenance costs. Should one or more Parties representing at least 5% of the total voting interests specified in Schedule B wish to review such a contractual arrangement, operation or change prior to its occurrence, such Party or Parties shall notify the appropriate Maintenance Authority and the Chairman of the O&M Subcommittee in writing within thirty
          (30) days of such advice. Upon such notification, the O&M Subcommittee shall initiate action to convene an ad hoc meeting for such review.

     (d) The responsibilities for the operation and maintenance of Segment B shall be reviewed, and recommendations shall be made as appropriate, by the O&M Subcommittee at its discretion.

     (e) Each Party concerned shall give necessary information, relating to the operation and maintenance of the equipment which that Party may have designed or procured and which is used in the Cable System, to the Maintenance Authority by whom that equipment, by reason of the provisions of this Paragraph 16, is to be operated and maintained. Each Maintenance Authority with responsibility for the maintenance of any segment of the Cable System, in accordance with Subparagraphs 16(a), (b), (c) and (d), shall have prompt access, necessary to the performance of its duties, to all system maintenance information appropriate to those parts of the Cable System not covered by its authority.

     (f) Each Maintenance Authority shall be authorized to pursue claims in its own name, on behalf of the Parties, in the event of any damage or loss to the Cable System and may file appropriate lawsuits or other proceedings on behalf of the Parties. Subject to obtaining the prior concurrence of the Management Committee, a Maintenance Authority may settle or compromise any claims and execute releases and settlement agreements on behalf of the Parties as necessary to effect a settlement or compromise.

     (g) None of the Parties shall be liable to any other Party for any loss or damage sustained by reason of any failure in, or breakdown of, the facilities constituting the Cable System or any interruption of service, whatsoever shall be the cause of such failure, breakdown or interruption and however long it shall last, but in the event of a failure or breakdown of any such facilities, if the Maintenance Authority responsible for maintaining and operating the facilities involved as specified in Subparagraphs 16(a), (b), (c) and (d) fails to restore those facilities to efficient working order and operation within a reasonable time after having been called upon to do so by any other Party to whom capacity is assigned by this Agreement, the Management Committee may, to the extent that it is practical to do so, place, or cause to be placed, such facilities in efficient working order and operation and charge the Parties their proportionate shares of the costs reasonably incurred in doing so.

     (h) Each Party, at its own expense, shall have the right to inspect from time to time the operation and maintenance of any portion of the Cable System and to obtain copies of the maintenance records. For this purpose, each Maintenance Authority responsible for maintaining any segment of the Cable System, as specified in Subparagraphs 16(a), (b), (c) and (d), shall retain significant records, including recorder charts, for a period of not less than five (5) years from the date of the record. If these records are destroyed at the end of this period, a summary of important items should be retained for the life of the Cable System. Such right of inspection pursuant to this Subparagraph 16(h) shall be subject to reasonable conditions of confidentiality.


17.   OPERATING AND MAINTENANCE COSTS OF SEGMENT B - ALLOCATION AND BILLING

     (a) The costs of operating and maintaining Segment B shall be shared by the Parties in the relevant proportions specified in Schedule C.

     (b) The operating and maintenance costs to which Subparagraph 17(a) refers are the costs reasonably incurred in operating and maintaining the facilities involved, including, but not limited to, the cost of attendance, testing, adjustments, storage of plant and equipment, repairs (including repairs at sea) and replacements, cable ships (including an appropriate share of standby costs) and maintenance and repair devices that are or may hereafter become available (including an appropriate share of standby costs), cable depots, reburial and the replacement of plant, tools and test equipment, customs duties, taxes (except income tax imposed upon the income of a Party) paid in respect of such facilities, billing activities, financial charges attributable to other Parties' shares of costs incurred by a Maintenance Authority, supervision, overheads and costs and expenses reasonably incurred on account of claims made by or against other persons in respect of such facilities or any part thereof and damages or compensation payable by the Parties concerned on account of such claims. Cost, expenses, damages, or compensation payable to the Parties on account of claims made against other persons, shall be shared by the Parties in the proportions specified in Schedule C.

     (c) Subject to Paragraph 16, the Maintenance Authorities may authorize the purchase and use of special tools and test equipment for use on board cable ships which are required for the maintenance and repair of the Cable System and also any spare terminal equipment considered necessary to ensure that the facilities constituting the Cable System are returned to efficient working order and operation as soon as possible following the failure, breakdown or interruption of such facilities. The related costs may include, but not be limited to, the costs, or an appropriate share thereof, for the purchase, storage and maintenance of this equipment.


     (d) Each Maintenance Authority shall render to the other Parties bills for the expenditures and receipts herein referred to not more frequently than monthly in accordance with procedures to be established by the Management Committee. The Maintenance Authorities shall also from time to time furnish such further details of such bills as the other Parties may reasonably require. On the basis of such bills, each Party shall pay, in the currency in which the bill is rendered, such amounts as may be owed by the end of the calendar month following the calendar month in which the bills are rendered.

     (e) Amounts billed and not paid when due shall accrue extended payment charges from and including the day following the day on which payment was due until paid, said charges to be computed and applied in accordance with Subparagraphs 9(f) and 9(g).

     (f) The billing procedures specified in Subparagraphs 9(h) and 9(i) shall be applicable to all bills rendered pursuant to this Paragraph 17.

18.  SHARING OF CONTRACTUAL OBLIGATIONS AND LIABILITY

     (a) Each Party shall indemnify and shall keep indemnified and hold harmless the other Parties and each of their employees, servants and agents to the extent hereinafter agreed, from and against all claims, demands, actions, suits, proceedings, writs, judgements, orders and decrees brought, made or rendered against them or any of them and all damages, losses and expenses suffered or incurred by them or any of them howsoever arising out of or related to any aspect of providing, constructing, laying or installing the Cable System or of its operation and maintenance. This indemnity shall not, however, relieve the Initial Parties of their obligations undertaken pursuant to Paragraph 3 nor shall any Party be indemnified for intentional miscounduct or reckless acts or omissions.

     (b) If a Party assumes obligations, commits monies in the name or on behalf of the other Parties pursuant to this Agreement or to an assignment under the provisions of this Agreement or is obliged by final judgement of a competent tribunal or under a settlement approved by the Management Committee to discharge any claim in damages or other liability, including costs or expenses associated therewith, to any person or entity which is not a Party to this Agreement and resulting from any aspect of providing, constructing, laying or installing the Cable System or of its operation and maintenance, that Party shall be entitled to reimbursement from the other Parties in the proportions set forth in Schedule C (unless any such claim for reimbursement arises from the intentional misconduct or reckless act or omission of the Party seeking reimbursement).

     (c) If a claim, demand, action, suit, proceeding, writ, judgement, order or decree as referred to in Subparagraph 18(a) is brought, made or rendered against a Party or any Party suffers or incurs any damages, losses or expenses in respect thereof, that Party shall, as a condition of reimbursement under Subparagraph 18(b), immediately notify all the other Parties and give them the opportunity to advise and recommend through the Management Committee on the means to defend or to settle same and, to the extent permitted by the relevant jurisdiction, to be joined in any proceedings relating thereto.

    (d) Except as provided in Subparagraph 16(f), as a precondition to the initiation of any legal proceedings by any Party or Parties for the benefit of any other Party or Parties, the Party or Parties planning to initiate such proceedings shall give notice, appropriate under the circumstances, to all other Parties.

    (e) The costs and benefits of any proceedings referred to in Subparagraph 18(d) shall be shared between the Parties in the manner described in Subparagraph 18(b).


19. KEEPING AND INSPECTION OF BOOKS FOR SEGMENT B

    (a) OTC and TNI shall each keep and maintain such books, records, vouchers and accounts of all capital costs that are incurred in the engineering, provision and installation of Segment B and not included in the Supply Contract, as defined in Subparagraph
         8(a) (iii), which they incur directly, for a period of three (3) years from RFS or the date the work is completed, whichever is later.

    (b) With respect to operating and maintenance costs of Segment B, such books, records, vouchers and accounts of costs, as are relevant, shall be kept and maintained by OTC and TNI for a period of three
         (3) years from the date on which the corresponding bills to the Parties are rendered.

    (c) Any Party keeping and maintaining books, records, vouchers and accounts of costs pursuant to Subparagraphs 19(a) and 19(b) shall afford the Parties the right to review or audit said books, records, vouchers and accounts of costs. In affording the right to review or audit, any such Party shall be permitted to recover, from the Party or Parties requesting the review or audit, the entire cost reasonably incurred in complying with the review or audit. Such right of review and audit pursuant to this

         Subparagraph 19(c) shall only be exercisable through the F&A Subcommittee in accordance with the F&A Subcommittee's audit procedures.

    (d) After RFS the Management Committee shall arrange for a final audit to be conducted by the F&A Subcommittee. The costs of such audit shall be borne by the Parties in proportion to their ownership interests shown in Schedule C.

    (e) The Parties' right to review the books, records, vouchers and accounts required to be kept under the Supply Contract shall only be exercisable through the F&A Subcommittee in accordance with the F&A Subcommittee's audit procedures.


20. GOVERNMENTAL APPROVALS

    The performance of this Agreement by the Parties is contingent upon the obtaining and continuance of such governmental approvals, consents, authorisations, licenses and permits as may be required or be deemed necessary by the Parties and as may be satisfactory to them and the Parties shall use all reasonable efforts to obtain and have continued in effect such approvals, consents, authorisations, licenses and permits.


21. ASSIGNMENT OF RIGHTS AND OBLIGATIONS

    Except as otherwise provided in Paragraphs 13, 14, 15, 22 and 23, during the continuance of this Agreement no Party shall without the consent of the other Parties sell, assign, transfer or dispose of its rights or obligations under this Agreement or of any interest in the Cable System except to a successor or subsidiary of such Party or a corporation controlling, or under the same control as, such Party, in which case written notice shall be given to the other Parties in a timely manner by the Party making said sale, assignment, transfer or disposition, and provided that in the case of any assignments of capacity in the Cable System to a subsidiary pursuant to this Paragraph 21, the consent of the other Party or Parties to whom the capacity is jointly assigned shall be obtained pursuant to Subparagraph 13(l), which consent shall not be unreasonably withheld.


22. DEFAULT

    (a) If any Party fails to make any payment required by this Agreement on the date when it is due and such default continues for a period of at least two months after the date when payment is due, the billing Party may notify the billed Party in writing of its intent to notify the Management Committee of the status of the matter and to request the reclamation of capacity, as provided for in this Paragraph 22, if full payment is not received within four months of such notification to the billed Party. If full payment is not received within such specified period, the billing Party may notify the Management Committee of the status of the matter and request that the Management Committee reclaim the capacity in the Cable System assigned to the billed Party.

    (b) The Management Committee shall have the option of reclaiming the capacity assigned to a Party that is in default of this Agreement pursuant to Subparagraph 22(a), if such default has existed for a period of six (6) months. The Management Committee shall consider any extenuating circumstances not within the specific control of the defaulting Party and the interests of any Party or Parties that have jointly assigned capacity with the defaulting Party in determining whether or not to reclaim any or all of the capacity assigned to such defaulting Party. The Management Committee shall determine arrangements for disposition of any reclaimed capacity taking into account the interests of the Party or Parties holding jointly assigned capacity with the defaulting Party. Such of the remaining Parties as shall agree to take the reclaimed capacity of a defaulting Party which is to be reassigned shall make appropriate payments which shall then be distributed to those remaining Parties entitled to the proceeds. The remaining
     Parties shall not be obligated to make any payments or credits for capital costs to the defaulting Party for the reclaimed capacity. All rights of a defaulting Party under this Agreement shall terminate as of the time the Management Committee reclaims all of the capacity previously assigned to the defaulting Party; and concurrent with such reclamation of capacity, the defaulting
     Party shall cease to be a Party to this Agreement. This Agreement shall be appropriately amended to reflect the default of a Party and the reallocation of interests pursuant to arrangements determined by the Management Committee.


23.  ADMISSION OF ADDITIONAL PARTIES

     (a) The Management Committee is hereby empowered on one or more occasions prior to RFS to admit telecommunications entities not signatory hereto as additional Parties. In being so admitted, an additional Party shall acquire the same rights and obligations as the other Parties subject to the following:

         (i) the admission of additional Parties shall be on terms and conditions to be determined by the Management Committee;

         (ii) the additional Party accepts responsibility to pay its proportionate share of any costs incurred under this Agreement prior to its becoming a Party; and

         (iii) the additional Party accepts and abides by the terms and conditions of this Agreement and all decisions properly taken under this Agreement prior to its becoming a Party.

     (b) The Management Committee with the concurrence of at least 75% of the total voting interests of the Parties may agree to admit telecommunications entities not signatory hereto as additional Parties after RFS subject to terms and conditions to be decided.

     (c) Additional Parties shall be admitted by Supplementary Agreements to this Agreement. The Initial Parties are hereby authorised to act jointly as representatives and agents of all Parties to execute such Supplementary Agreements for the admission of additional Parties. Schedules A, B, C and D shall be appropriately modified.


24.  REPLACEMENT OF AGREEMENT AND RATIFICATION OF PRIOR DECISIONS AND ACTIONS

     (a) This Agreement replaces in its entirety the TASMAN 2 C&MA with effect from the date of this Agreement and all the rights, interests, shares, benefits, privileges, claims, entitlements, commitments, covenants, warranties, guarantees, indemnities, conditions, promises, agreements, undertakings, duties and obligations of all or any of the Parties relating to any matter or thing herein referred to shall henceforth be determined and governed by this Agreement to the exclusion of the TASMAN 2 C&MA, EXCEPT THAT:

          (i) nothing in this Agreement shall prejudice or affect the rights, interests, shares, benefits, privileges, claims, entitlements, commitments, covenants, warranties, guarantees, indemnities, conditions, promises, agreements, undertakings, duties, obligations or acts (save as may be hereby expressly released or otherwise provided herein) of or made, done, given or granted to or by OTC and TCNZ or TNI as the case may be or any of them by, in or pursuant to or in accordance with the TASMAN 2 C&MA or in any way arising out of anything done, caused or omitted to be done pursuant to or in accordance with or in default or in breach of the TASMAN 2 C&MA or purported to have been so done and, in any such case or event, up to the date of this Agreement; and

          (ii) any claim or cause or right of action which has accrued to OTC and TCNZ or TNI as the case may be or any of them by reason of any breach or non-compliance with or default in observing and performing any part of the TASMAN 2 C&MA or the Supply Contract herein described up to the date of this Agreement shall not be affected or prejudiced by this Agreement.

          The expression "TASMAN 2 C&MA" when used in this Subparagraph 24(a) shall, unless the context otherwise requires, include the MOU.

     (b) Each Party to this Agreement does hereby, and each additional Party admitted pursuant to Paragraph 23 shall thereby unconditionally ratify and accept as binding (in the same manner and to the same extent as if made or done under this Agreement) on it, its successors, permitted assigns or trustees, all decisions and actions theretofore taken directly or indirectly by any other Party or Parties or TCNZ or any committee or subcommittee or group pursuant to this Agreement, the TASMAN 2 C&MA or the MOU.

25.  RESOLUTION OF DISPUTES

     (a) If a dispute should arise under this Agreement between or among the Parties they shall make every reasonable effort to resolve such dispute. However, in the event that they are unable to resolve such dispute, the matter shall be referred to the Management Committee which shall either resolve the matter or determine the method by which the matter should be resolved. This procedure shall be the sole and exclusive remedy for any dispute which may arise under this Agreement between or among the Parties.

    (b) The performance of this Agreement by the Parties shall continue during the resolution of any dispute.

26.  RELATIONSHIP OF PARTIES TO EACH OTHER

     The relationship between or among the Parties shall not be that of partners and nothing herein contained shall be deemed to constitute a partnership between or among them, and the common enterprise among the Parties shall be limited to the express provisions of this Agreement.

27.  PRIVILEGES FOR DOCUMENTS OR COMMUNICATIONS

     Each Party specifically reserves, and is granted by each of the other Parties, in any action, arbitration or other proceeding between or among the Parties or any of them in a country other than that Party's own country, the right of privilege, in accordance with the laws of that Party's own country, with respect to any documents or communications which are material and pertinent to the subject matter of the action, arbitration or proceeding as respects which privilege could be claimed or asserted by that Party in accordance with those laws, and such privilege, whatever may be its nature and whenever it be claimed or asserted, shall be allowed to that Party as it would be allowed if the action, arbitration or other proceeding had been brought in a court of, or before an arbitrator in, the Party's own country.

28.  PERIOD OF AGREEMENT AND REALISATION OF ASSETS

    (a) This Agreement shall become effective on the day and year first above written and shall continue in operation for at least an initial period of twenty five (25) years following RFS and shall be terminable thereafter by agreement of the Parties. However any Party may terminate its participation in this Agreement at the end of the initial period or any time thereafter by giving not less than one (1) year's prior notice thereof, in writing, to the other Parties. Upon the effective date of termination of participation of a Party, Schedules A, B, C and D shall be appropriately modified. The remaining Parties shall assume the capital, operating and maintenance interests of the Party terminating its participation in proportion to their interests assigned immediately preceding such effective date of termination, except for the continuing rights and obligations of the terminating Party as specified in Subparagraphs 28(c) and 28(d). No credit for capital costs will be made to a Party that terminates its participation in accordance with this Subparagraph 28(a).

    (b) The interests of a Party or Parties in Segment B of the Cable System which come to an end by reason of the termination of its or their participation in this Agreement or the termination of this Agreement shall be deemed to continue for as long as is necessary for effecting the purposes of Subparagraphs 28(c) and 28(d) and in the case of interests which come to an end by reason of a Party or Parties terminating its or their participation in this Agreement, Segment B shall accordingly thereafter be held as respects such interests as at the time any Party terminates its participation in this Agreement, upon the appropriate trusts by the Parties who are the owners thereof. Should the doctrine of trusts not be recognised under the laws of the country, territory or place where the property to which such interests relate is located, then the Party or Parties who are the owners thereof shall nevertheless be expressly bound to comply with the provisions of Subparagraphs 28(c) and 28(d).

    (c) Upon termination of this Agreement the Parties shall use their best efforts to liquidate Segment B of the Cable System within a reasonable time by sale or other disposition, but no sale or disposition shall be effected except by agreement between or among the Parties who have interests in the subject thereof at the time this Agreement is terminated. In the event agreement cannot be reached, the decision will be carried on the basis of a simple majority of the total voting interests as specified in Schedule B. The costs or net proceeds of every sale or other disposition shall be divided between or among the Parties who have or were deemed to have interests in the subject thereof in the proportions in which such Parties' ownership interests are specified in Schedule C immediately preceding the first time any Party terminates its participation in this Agreement or this Agreement is terminated pursuant to Subparagraph 28(a), whichever occurs first. The Parties shall execute such documents and take such action as may be necessary to effect any sale or other disposition made pursuant to this Paragraph 28.

    (d) A Party's termination of its participation in this Agreement or the termination of this Agreement pursuant to Subparagraph 28(a) shall not relieve that Party or Parties from any liabilities, costs, damages or obligations which may arise in connection with claims made by third parties with respect to the Cable System, the facilities that comprise the Cable System or any part or portion thereof, or which may arise in relation to the Cable System due to any law, order or regulation made by any government or supranational legal authority pursuant to any international convention, treaty or agreement. Any such liabilities, costs, damages or obligations incurred or benefits accruing in satisfying such obligations shall be divided among the Parties in the proportions in which such Parties' ownership interests are specified in Schedule C immediately preceding the first time any Party terminates its participation in this Agreement or this Agreement is terminated pursuant to Subparagraph 28(a), whichever occurs first.

29.  BILLS, PAYMENTS AND NOTICES

     (a) OTC shall render bills due under this Agreement in Australian dollars, and such bills shall be payable in Australian dollars to the designated office of OTC. TNI shall render bills due under this Agreement in New Zealand dollars, and such bills shall be payable in New Zealand dollars to the designated office of TNI. OTC and TNI may also render bills in the currencies specified in the Supply Contract for payment to the Supplier, and such bills shall be payable in the currency(ies) in which they are rendered.

     (b) Unless otherwise designated by the Party concerned, bills rendered, payments made and notices issued under this Agreement shall be addressed to the respective Parties by registered airmail, dispatch of which shall be advised by a telex or facsimile giving a summary of the payments due, expenses concerned or notices issued.

     (c) All amounts billed or payable under this Agreement shall be paid in full without deduction of any taxes, duties or other withholdings.

30.  WAIVER

     The waiver by any Party of a breach of, or a default under, any of the provisions of this Agreement, or the failure of any Party, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder shall not thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provision, right or privilege hereunder.

31.  EXECUTION OF AGREEMENT AND AMENDMENTS

     (a) This Agreement, any amendment thereof and any Supplementary Agreement pursuant to Subparagraph 23(c) shall each be executed as one original in the English language.

     (b) OTC shall be the custodian of this Agreement and any such amendment or Supplementary Agreement and shall accord access to them to a Party upon reasonable notice. Each Party shall be provided with a certified photocopy of this Agreement and any such amendment or Supplementary Agreement and any revised Schedules. A notarised copy of this Agreement and any such amendment or Supplementary Agreement shall be provided to a Party upon request, and at the requesting Party's expense.

     (c) Subject to Subparagraphs 23(c) and 31(d), this Agreement and any of the provisions hereof may be altered or added to only by another agreement in writing signed by a duly authorized person on behalf of each and every Party to this Agreement.

     (d) Subparagraph 31(c) shall not apply to any Schedule modified in accordance with any other provision of this Agreement and any Schedule so modified shall be deemed to be a part of this Agreement in substitution for the immediately preceding version of that Schedule.

32.  INTERPRETATION OF AGREEMENT

     (a) If any difference shall arise between or among the Parties or any of them respecting the interpretation or effect of this Agreement or any part or provision thereof or their rights and obligations thereunder, and by reason thereof there shall arise the need to decide the question by what municipal or national law this Agreement or such part or provision thereof is governed, the following facts shall be excluded from consideration, namely, that this Agreement was made in a particular country and that it may appear by reason of its form, style, language or otherwise to have been drawn preponderantly with reference to a particular system of municipal or national law; the intention of the Parties being that such facts shall be regarded by the Parties and in all courts and tribunals wherever situated as irrelevant to the question aforesaid and to the decision thereof.

     (b) Unless the context otherwise requires, words importing the singular number include the plural number and words importing the plural number include the singular number and words importing the masculine gender include female.

     (c) The paragraph headings do not form part of this Agreement and shall not have any effect on the interpretation thereof.

33.  SUCCESSORS BOUND

     This Agreement shall be binding on the Parties, their successors and permitted assigns.

     TESTIMONIUM

     IN WITNESS WHEREOF the Parties hereto have severally subscribed these presents or caused them to be subscribed in their names and on their behalf by their respective officers thereunto duly authorised.

     AMERICAN TELEPHONE AND TELEGRAPH COMPANY

     BY: /s/ [ILLEGIBLE]


     BORD, TELECOM EIREANN

     BY: /s/ [ILLEGIBLE]


     BRITISH TELECOMMUNICATIONS PLC

     BY: /s/ [ILLEGIBLE]


     BUNDESMINISTERIUM FUR OFFENTLICHE WIRTSCHAFT UND VERKEHR.
     GENERALDIREKTION FUR DIE POST - UND TELEGRAPHENVERWALTUNG

     BY: /s/ [ILLEGIBLE]


     THE COMMUNICATIONS AUTHORITY OF THAILAND

     BY: /s/ [ILLEGIBLE]


     DEUTSCHE BUNDESPOST TELEKOM

     BY: /s/ [ILLEGIBLE]


     ENTREPRISE DES POSTES, TELEPHONES ET TELEGRAPHES SUISSES

     BY: /s/ [ILLEGIBLE]

     FRANCE TELECOM

     BY: /s/ [ILLEGIBLE]


     GTE HAWAIIAN TELEPHONE COMPANY INCORPORATED

     BY: /s/ [ILLEGIBLE]


     HONG KONG TELECOM INTERNATIONAL LIMITED

     BY: /s/ [ILLEGIBLE]


     INTERNATIONAL DIGITAL COMMUNICATIONS INC.

     BY: /s/ [ILLEGIBLE]


     INTERNATIONAL TELECOM JAPAN INC.

     BY: /s/ [ILLEGIBLE]


     INTERNATIONAL TELECOMMUNICATION DEVELOPMENT CORPORATION

     BY: /s/ [ILLEGIBLE]


     ITALCABLE S.P.A.

     BY: /s/ [ILLEGIBLE]

     KOKUSAI DENSHIN DENWA CO., LTD.

     BY: /s/ [ILLEGIBLE]


     KOREA TELECOMMUNICATION AUTHORITY

     BY: /s/ [ILLEGIBLE]


     MCI INTERNATIONAL, INC.

     BY: /s/ [ILLEGIBLE]


     MERCURY COMMUNICATIONS LIMITED

     BY: /s/ [ILLEGIBLE]


     OTC LIMITED

     BY: /s/ [ILLEGIBLE]


     OVERSEAS TELECOMMUNICATIONS, INC.

     BY: /s/ [ILLEGIBLE]


     PHILIPPINE GLOBAL COMMUNICATIONS, INC.

     BY: /s/ [ILLEGIBLE]

PHILIPPINE LONG DISTANCE TELEPHONE COMPANY

BY: /s/ [Illegible]

PTT TELECOM BV

BY: /s/ [Illegible]

REGIE DES TELEGRAPHES ET DES TELEPHONES DE BELGIQUE

BY: /s/ [Illegible]

SWEDISH TELECOM

BY: /s/ [Illegible]

SYARIKAT TELEKOM MALAYSIA BERHAD

BY: /s/ [Illegible]

TELECOM NETWORKS AND INTERNATIONAL LTD.

BY: /s/ [Illegible]

TELECOMMUNICATION AUTHORITY OF SINGAPORE

BY: /s/ [Illegible]

TELEGLOBE CANADA INC.

BY: /s/ [Illegible]

TRANSPACIFIC COMMUNICATIONS, INCORPORATED

BY: /s/ [Illegible]

TRT/FTC COMMUNICATIONS, INC.

BY: /s/ [Illegible]

US SPRINT COMMUNICATIONS COMPANY LIMITED PARTNERSHIP

BY: /s/ [Illegible]

WORLD COMMUNICATIONS INC.

BY: /s/ [Illegible]

                    List of Omitted Schedules and Annexes

    The following Schedules and Annexes to the Tasman 2 Construction and Maintenance Agreement Revision No. 1 have been omitted from this Exhibit and shall be furnished supplementally to the Commission upon request:

        Schedule A - Parties to this Agreement

        Schedule B - Voting Interests in the Cable System

        Schedule C - Ownership Interests and Allocation of Capital, Operating
                     and Maintenance Costs of Segment B; and Proportions of Capital, Operating and Maintenance Costs for Use of Segments A and C

        Schedule D - Assignment of Capacity in Segment B in Half Interests in
                     MAUOs

        Annex 1 - Terms of Reference of Subcommittees

        Annex 2 - Owners Project Team Responsibilities